Exhibit 4.2
SECURED AND COLLATERALIZED PROMISSORY NOTE

$400,000 PLUS INTEREST DUE AND PAYABLE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

FOR VALUE RECEIVED, A.T.  Limited (the “Borrower”), hereby promises to pay to the Holder, as defined below, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The “Effective Date” shall be:	July 8, 2010

The “Holder” shall be:	Forex International Trading Corp.

The “Principal Sum” shall be:	$400,000

The “Consideration” shall be:	$500,000 in the form of the $500,000 Convertible Promissory Note payable by the Holder to the Borrower dated the same date hereof.

The “Interest Rate” shall be:	12% one-time interest charge on the Principal Sum. No interest or principal payments are required until the Maturity Date, but both principal and interest may be prepaid prior to maturity date.

The “Recourse” terms shall be:
This is a full recourse Note such that, if the Borrower defaults on the payment of this Note, forcing the Holder to foreclose on the security/collateral and there is a deficiency between (1) the outstanding principal and interest amount and (2) the foreclosure liquidation amount; then the Holder has the right to pursue additional claims against the Borrower for that deficiency.

The “Collateral” or “Security” shall be:	Free Tradable Securities, of a publicly listed company on the Tel Aviv Stock and London Exchanges, as memorialized and evidenced by the attached Exhibit A Collateral and Security Agreement.

The “Maturity Date” is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	July 8, 2011

The “Prepayment Terms” shall be:
Prepayment is permitted at any time by payment in the form of any of the following: (1) cash or (2) other negotiated form of payment mutually agreed to in writing or (3) by surrender of the Collateral.

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1 Interest Rate. Interest payable on this Note will accrue interest at the Interest Rate and shall be applied to the Principal Sum.

1.2 Application of Payment. Unless otherwise specified in writing by Holder, all payments made on this Note will be first applied to the Principal Sum.

ARTICLE 2 MISCELLANEOUS

2.1. Notices. Any notice required or permitted hereunder must be in writing and be either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

2.2. Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

2.3. Assignability. This Note will be binding upon the Borrower and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder only with written consent by Borrower.

2.4. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of California, without regard to the conflict of laws principles thereof.

2.5. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder.

2.6. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

2.7. No Public Announcement. Except as required by applicable securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

2.8. Transfer, Pledge, Sale, Collateral, Offer. Holder may not transfer, pledge, sell, use as collateral, offer, or hypothecate this Note to any third party without written approval from Holder.

BORROWER	HOLDER

A.T. Limited	Forex International Trading Corp.

/s/ Tiran Avgi	/s/ Darren C. Dunckel
Name: Tiran Avgi	Name: Darren C. Dunckel
Title: Director	Title: CEO

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